For More Information:
Ronald A. Miller
Executive Vice President and Chief Financial Officer
Phone: 585-786-1102

FOR IMMEDIATE RELEASEFinancial Institutions Reports $0.44 Diluted EPS

for Second Quarter 2006

Solid results reflect improved asset quality and continued operating efficiencies

WARSAW, N.Y., July 27, 2006 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”), the parent company of Five Star Bank, today announced its financial results for the second quarter ended June 30, 2006. Net income for the quarter was $5.4 million, or $0.44 per diluted share compared with a net loss of $12.0 million, or $1.09 net loss per diluted share for the second quarter of 2005. The increased earnings in the second quarter of 2006 include a credit for loan losses as a result of the improved risk profile of our loan portfolio. Lower noninterest expense also contributed to improved earnings. These positive effects were somewhat offset by a decline in net interest income, resulting primarily from a lower earning asset base.

Net income for the six-month period of 2006 was $9.1 million, or $0.74 per diluted share compared with a net loss of $9.7 million, or $0.92 net loss per diluted share from the same period last year. The second quarter of 2005 included the effects of actions to improve asset quality through the decision to sell certain problem credits and to focus on growing the core banking franchise through the elimination of non-core community banking functions.

Mr. Peter G. Humphrey, President and CEO of Financial Institutions, Inc., stated, “As an organization, we have accomplished a significant amount of change and improvement. We are realizing solid earnings as a result of operational efficiencies gained through our effective consolidation strategy and the improved credit quality of our loan portfolio. We believe we are on the right track for future growth.”

Credit for Loan Losses and Allowance for Loan Losses

FII recorded a credit for loan losses of $1.6 million and $1.4 million for the second quarter of 2006 and the first six months of 2006, respectively. Net loan charge-offs were $0.1 million for the second quarter of 2006 and $0.3 million for the first six months of 2006. Nonperforming loans at June 30, 2006 were $15.4 million, a reduction of $3.2 million from March 31, 2006. The improved risk profile of the loan portfolio, the low level of net loan charge-offs, a smaller loan portfolio as well as a change in the mix of the loan portfolio to loan categories with reduced credit risk all contributed to the credit for loan losses of $1.6 million and $1.4 million for the second quarter of 2006 and for the first six months of 2006, respectively. The allowance for loan losses was $18.6 million at June 30, 2006 and $20.3 million at March 31, 2006.

Revenue
For the second quarter of 2006 net interest income was $15.0 million compared with $16.9 million for the second quarter of 2005 and $15.5 million for the first quarter of this year. The decline in net interest income was principally due to a decline in the amount of earning assets. For the second quarter of 2006, average earning assets were $1.822 billion compared with $2.022 billion for the second quarter of 2005 and $1.843 billion for the first quarter of this year.

Total average deposits were $1.645 billion for the second quarter of 2006 compared with $1.834 billion for the second quarter of 2005 and $1.673 billion for the first quarter of 2006. Contributing to the decline in deposits were fewer certificates of deposit, including brokered certificates of deposit, as the Company actively managed to lower the level of these higher cost deposits. Other deposit categories have declined from deposit outflows associated with the effects of the 2005 loan sale and higher rate offerings from competitors’ products. Net interest income has also been adversely affected by a shift in the mix of earning assets and a flat overall interest rate yield curve. For the second quarter of 2006, average loans, which have a higher yield than investments, were 53% of average earning assets compared with 60% for the second quarter of 2005. Net interest margin was 3.57% for the quarter ended June 30, 2006 compared with 3.64% in the first quarter of 2006 and 3.56% for the second quarter of last year.

Loans at June 30, 2006 were $953.5 million, down $38.8 million, or 4% compared with $992.3 million at the end of last year and down $77.6 million, or 8% from the end of last year’s second quarter loan portfolio level of $1.031 billion. The decline in loans was almost entirely due to commercial loans, as consumer loans remained relatively stable during these periods.

Mr. Humphrey commented, “While we are pleased with our progress, we recognize that there is plenty of work ahead of us as we focus on growing our banking franchise. We are back to the basics of gathering loans and deposits by building and strengthening relationships with new and existing customers. To accomplish this, our experienced, established executive management team has attracted experienced talent within all areas of our organization and developed balanced growth-oriented goals for our associates. Our renewed culture, successful consolidation and enhanced asset quality has stabilized our franchise allowing us to focus on new business opportunities to grow our market share within our 10,000 square-mile footprint.”

Net interest income for the six-months ended June 30, 2006 and 2005 was $30.5 million and $35.2 million, respectively. Average interest earning assets declined $185.7 million for the first six months of 2006 compared with the same period in 2005. Net interest margin for the six-months ended June 30, 2006 was 3.60% compared with 3.73% in the prior year. Banks earn an interest spread over their funding costs that has a relationship to the slope of the yield curve. A flat yield curve provides a challenging environment for net interest income as the rates paid for deposits and other funds are closer to the rates earned on loan and investment assets. The drop in net interest income reflects a lower average earning asset base coupled with the decline in net interest margin.

Noninterest income for the second quarter and six months ending June 30, 2006 was $5.2 million and $10.1 million, respectively. This compared with noninterest income in the second quarter and first half of 2005 of $4.8 million and $9.7 million. Service charges on deposits, which represented 55% of total noninterest income in the second quarter of 2006, was down $0.1 million from the same quarter last year. When comparing the first six months of 2006 with 2005 service charges on deposits were almost unchanged. Included in noninterest income for the second quarter of 2006 and the first six months of 2006 was $0.4 million in income associated with the proceeds of corporate-owned life insurance.

Noninterest Expense

Noninterest expense for the second quarter of 2006 decreased $2.0 million, or 12%, to $14.6 million from

$16.6 million for the second quarter of 2005. For the first six months of 2006, noninterest expense was $29.9 million compared with $33.0 million for the same period in 2005. These declines were related to operational efficiencies gained from the bank consolidation at the end of 2005, the elimination of professional service fees related to last year’s asset quality and regulatory issues, as well as lower FDIC insurance costs. For the second quarter of 2006, salaries and benefits declined $0.7 million from the first quarter of 2006, principally due to reduced staffing levels and lower payroll related taxes.

For the six months ending June 30, 2006 salaries and benefits were $16.8 million, compared with $18.1 million for the first six months of 2005, as a result of lower staffing levels and related benefit costs. The Company is tightly managing its staff and filling positions vacated through attrition only when necessary. The Company’s efficiency ratio for the second quarter of 2006 was 67.29% compared with 69.99% for the first quarter of 2006 and 72.27% for the second quarter of 2005. The improved efficiency ratio is reflective of the lower levels of noninterest expense partially offset by reductions in net interest income.

Asset Quality
Nonperforming assets at June 30, 2006 were $16.3 million, down from $149.6 million at the end of June 2005. The significant decline in nonperforming assets was primarily the result of the sale of problem loans in 2005. Nonperforming loans at the end of the second quarter this year were down $3.2 million from the end of the first quarter, primarily the result of effective loan workout efforts.

Net loan charge-offs in the second quarter of 2006 were $0.1 million compared with $40.8 million in the prior year’s second quarter. Net loan charge-offs to average loans (annualized) for the second quarter 2006 were 0.04% compared with 0.08% in the first quarter of 2006 and 13.81% in the second quarter last year. At June 30, 2006, the allowance for loan losses as a percentage of total loans was 1.95% compared with 2.10% at March 31, 2006 and 2.04% at June 30, 2005. The ratio of allowance for loan losses to nonperforming loans was 121% at June 30, 2006 compared with 109% at March 31, 2006 and 123% at June 30, 2005.

The ratio of nonperforming loans to total loans, excluding loans held for sale, was 1.61% at the end of the second quarter 2006 compared with 1.93% at March 31, 2006 and 1.67% at the end of last year’s second quarter.

Financial Condition
Total assets at June 30, 2006 were $1.924 billion compared with $1.981 billion and $2.109 billion at March 31, 2006 and June 30, 2005, respectively. Total loans were $953.5 million as of June 30, 2006 compared with

$965.6 million and $1.031 billion as of March 31, 2006 and June 30, 2005, respectively. This was reflective principally of commercial loan payments outpacing new commercial loan originations. Loan originations have slowed due to more stringent underwriting requirements, firm pricing disciplines and a highly competitive marketplace for quality commercial loan credits.

Total deposits, the Company’s primary source of funds, were $1.617 billion at June 30, 2006 compared with $1.785 billion and $1.678 billion at the end of the second quarter of 2005 and the first quarter of 2006, respectively. The year-over-year decline was primarily due to lower nonpublic deposits attributed to the timing of rate campaigns, the loss of deposits associated with the effects of the 2005 loan sale, and fewer certificates of deposits, including brokered certificates, as the Company actively managed to lower the level of these higher cost deposits. Compared with the first quarter of 2006, nonpublic deposits have somewhat flattened and public deposits reflect a seasonal slowdown with a steady overall trend.

“Through patience and discipline, we continue to rebuild our loan portfolio and core deposit base. Although our deposits and loans decreased during the quarter, we believe their levels have stabilized, and we hope to realize modest growth over the coming quarters. We also continue to identify cost reduction opportunities,” Mr. Humphrey added.

Shareholders’ equity at June 30, 2006 was $172.7 million compared with $171.8 million at December 31, 2005.

Operating Ratios
Return on average common equity for the second quarter improved to 13.03% compared with 8.82% for the first quarter of 2006. Return on average assets for the second quarter improved to 1.11% compared with 0.77% for the first quarter of 2006.

Outlook

Mr. Humphrey concluded, “We have a very solid capital structure and continually evaluate the best uses of our capital, which may include acquisitions, as well as organic growth. Our acquisition strategy considers both the identification of banks with geographic territories that have stronger economic potential than our current territory and opportunities that might present themselves and strengthen our franchise within our existing geographic footprint.”

Webcast and Conference Call

A company-hosted teleconference will be held at 10:00 a.m. eastern time on Friday, July 28, 2006. During the teleconference, Peter Humphrey, President and CEO, and Ronald Miller, CFO, will review the financial and operating results for the period and review Financial Institutions’ corporate strategy and outlook. A question-and-answer session will follow.

The Financial Institutions conference call can be accessed the following ways:

•	The live webcast can be found at http://www.fiiwarsaw.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to download any necessary audio software.

•	The teleconference can be accessed by dialing 1-913-312-1295 approximately 5-10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.fiiwarsaw.com. A transcript will also be posted once available.

A replay can also be heard by calling 1-719-457-0820, and entering passcode 2348355#. The telephonic replay will be available through August 4, 2006 at 11:59 p.m. ET.

About Financial Institutions, Inc.
With total assets of $1.9 billion, Financial Institutions, Inc. is the parent company of Five Star Bank, which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM’s in Western and Central New York State. Through its Investment Services affiliate, Five Star Investment Services, Inc., FII also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the effectiveness of its strategy and bank consolidation, its ability to reduce operating expenses, the attitudes and preferences of customers, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	June 30,
	2006	2005	$ Change	% Change
Interest and dividend income	$25,750	$25,818	$(68)	-%
Interest expense	10,738	8,960	1,778	20%

Net interest income	15,012	16,858	(1,846)	(11)%
Provision (credit) for loan losses	(1,601)	21,889	(23,490)	(107)%

Net interest income (loss) after provision (credit) for loan losses	16,613	(5,031)	21,644	430%

Noninterest income:
Service charges on deposits	2,833	2,934	(101)	(3)%
ATM and debit card income	553	419	134	32%
Financial services group fees and commissions	443	642	(199)	(31)%
Mortgage banking activities	306	387	(81)	(21)%
	-
Income from corporate owned life insurance	432	20	412	2,060%
Net gain on sale and call of securities	-	14	(14)	(100)%
Net gain on sale of student loans held for sale	30	47	(17)	(36)%
Net gain (loss) on sale of premises and equipment	3	(83)	86	104%
Net gain (loss) on sale of other real estate and repossessed assets	20	(34)	54	159%
Other	561	445	116	26%

Total noninterest income	5,181	4,791	390	8%

Noninterest expense:
Salaries and employee benefits	8,064	9,278	(1,214)	(13)%
Occupancy and equipment	2,428	2,290	138	6%
Supplies and postage	451	576	(125)	(22)%
Amortization of intangibles	107	107	-	-%
Computer and data processing expense	438	513	(75)	(15)%
Professional fees	807	1,180	(373)	(32)%
Other	2,286	2,648	(362)	(14)%

Total noninterest expense	14,581	16,592	(2,011)	(12)%
Income (loss) from continuing operations before income taxes	7,213	(16,832)	24,045	143%
Income tax provision (benefit) from continuing operations	1,839	(7,264)	9,103	125%

Income (loss) from continuing operations	5,374	(9,568)	14,942	156%

Discontinued operations:
Loss from operations of discontinued subsidiary	-	(124)	124	100%
Provision for loss on sale of discontinued subsidiary	-	(1,200)	1,200	100%
Income taxes	-	1,073	(1,073)	(100)%

Loss on discontinued operations, net of taxes	-	(2,397)	2,397	100%

Net income (loss)	$5,374	$(11,965)	$17,339	145%

Preferred stock dividends	$372	$372	$-	-%

Taxable-equivalent net interest income	$16,242	$18,003	$(1,761)	(10)%

Per common share data:

Basic:
Income (loss) from continuing operations	$0.44	$(0.88)	$1.32	150%
Net income (loss)	$0.44	$(1.09)	$1.53	140%

Diluted:
Income (loss) from continuing operations	$0.44	$(0.88)	$1.32	150%
Net income (loss)	$0.44	$(1.09)	$1.53	140%
Cash dividends declared	$0.08	$0.08	$-	-%

Common shares outstanding:
Weighted average shares – basic	11,323,691	11,294,702
Weighted average shares – diluted	11,366,183	11,294,702

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	June 30,
	2006	2005
Performance ratios, annualized
Return (loss) on average assets	1.11%	(2.22)%
Return (loss) on average common equity	13.03%	(30.09)%
Common dividend payout ratio	18.18%	>100%
Net interest margin (tax-equivalent)	3.57%	3.56%
Efficiency ratio (1)	67.29%	72.27%
Asset quality data:
Past due over 90 days and accruing	$1	$16
Nonaccrual loans	15,361	17,168

Total nonperforming loans	15,362	17,184
Other real estate owned (ORE)	933	1,457

Total nonperforming loans and ORE	16,295	18,641
Nonaccrual loans held for sale	—	130,970

Total nonperforming assets	$16,295	$149,611

Net loan charge-offs	$100	$40,817
Asset quality ratios:
Nonperforming loans to total loans (2)	1.61%	1.67%
Nonperforming loans and ORE to total loans and ORE (2)	1.71%	1.81%
Nonperforming assets to total assets	0.85%	7.09%
Allowance for loan losses to total loans (2)	1.95%	2.04%
Allowance for loan losses to nonperforming loans (2)	121%	123%
Net loan charge-offs to average loans (annualized)	0.04%	13.81%
Capital ratios:
Average common equity to average total assets	7.90%	7.62%
Leverage ratio	8.39%	6.76%
Tier 1 risk-based capital ratio	14.66%	11.06%
Risk-based capital ratio	15.92%	12.31%

(1)	Ratio excludes the operations of discontinued subsidiary.

(2)	Ratios exclude nonaccruing loans held for sale from nonperforming loans and exclude loans held for sale from total loans.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Six months ended
	June 30,
	2006	2005	$ Change	% Change
Interest and dividend income	$51,025	$52,238	$(1,213)	(2)%
Interest expense	20,534	17,011	3,523	21%

Net interest income	30,491	35,227	(4,736)	(13)%
Provision (credit) for loan losses	(1,351)	25,581	(26,932)	(105)%

Net interest income after provision (credit) for loan losses	31,842	9,646	22,196	230%

Noninterest income:
Service charges on deposits	5,505	5,529	(24)	-%
ATM and debit card income	1,087	807	280	35%
Financial services group fees and commissions	1,068	1,381	(313)	(23)%
Mortgage banking activities	614	864	(250)	(29)%
Income from corporate owned life insurance	452	37	415	1,122%
Net gain on sale and call of securities	-	14	(14)	(100)%
Net gain on sale of student loans held for sale	177	47	130	277%
Net gain on sale of commercial-related loans held for sale	82	-	82	-%
Net gain (loss) on sale of premises and equipment	14	(97)	111	114%
Net gain (loss) on sale of other real estate and repossessed assets	107	(5)	112	2,240%
Other	1,031	1,121	(90)	(8)%

Total noninterest income	10,137	9,698	439	5%

Noninterest expense:
Salaries and employee benefits	16,784	18,073	(1,289)	(7)%
Occupancy and equipment	4,790	4,502	288	6%
Supplies and postage	1,010	1,133	(123)	(11)%
Amortization of intangibles	215	215	-	-%
Computer and data processing expense	843	947	(104)	(11)%
Professional fees	1,430	2,190	(760)	(35)%
Other	4,784	5,950	(1,166)	(20)%

Total noninterest expense	29,856	33,010	(3,154)	(10)%
Income (loss) from continuing operations before income taxes	12,123	(13,666)	25,789	189%
Income tax provision (benefit) from continuing operations	3,010	(6,483)	9,493	146%

Income (loss) from continuing operations	9,113	(7,183)	16,296	227%

Discontinued operations:
Loss from operations of discontinued subsidiary	-	(256)	256	100%
Provision for loss on sale of discontinued subsidiary	-	(1,200)	1,200	100%
Income taxes	-	1,037	(1,037)	(100)%

Loss on discontinued operations, net of taxes	-	(2,493)	2,493	100%

Net income (loss)	$9,113	$(9,676)	$18,789	194%

Preferred stock dividends	$744	$744	$-	-%

Taxable-equivalent net interest income	$32,938	$37,497	$(4,559)	(12)%

Per common share data:

Basic:
Income (loss) from continuing operations	$0.74	$(0.70)	$1.44	206%
Net income (loss)	$0.74	$(0.92)	$1.66	180%

Diluted:
Income (loss) from continuing operations	$0.74	$(0.70)	$1.44	206%
Net income (loss)	$0.74	$(0.92)	$1.66	180%
Cash dividends declared	$0.16	$0.24	$(0.08)	(33)%
Book value	$13.69	$13.39	$0.30	2%

Common shares outstanding:
Weighted average shares – basic	11,326,035	11,272,213
Weighted average shares – diluted	11,369,202	11,272,213
Period end actual	11,325,693	11,332,368

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Six months ended
	June 30,
	2006	2005
Performance ratios, annualized
Return (loss) on average assets	0.94%	(0.91)%
Return (loss) on average common equity	10.93%	(12.70)%
Common dividend payout ratio	21.62%	>100%
Net interest margin (tax-equivalent)	3.60%	3.73%
Efficiency ratio (1)	68.64%	69.09%
Asset quality data:
Net loan charge-offs	$290	$43,687
Net loan charge-offs to average loans (annualized)	0.06%	7.22%

(1)	Ratio excludes the operations of discontinued subsidiary.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$50,735	$47,258	$3,477	7%
Federal funds sold	25,938	44,682	(18,744)	(42)%
Commercial paper due in less than 90 days	9,987	—	9,987	—%
Investment securities (HTM and AFS)	782,775	833,448	(50,673)	(6)%
Loans held for sale	523	1,253	(730)	(58)%
Loans	953,489	992,321	(38,832)	(4)%
Less: Allowance for loan losses	18,590	20,231	(1,641)	(8)%

Loans, net	934,899	972,090	(37,191)	(4)%
Goodwill	37,369	37,369	—	—%
Other assets	81,593	86,292	(4,699)	(5)%

Total assets	$1,923,819	$2,022,392	$(98,573)	(5)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$257,224	$284,958	$(27,734)	(10)%
Savings, money market, and interest-bearing checking	698,631	755,229	(56,598)	(7)%
Certificates of deposit	661,202	677,074	(15,872)	(2)%

Total deposits	1,617,057	1,717,261	(100,204)	(6)%
Short-term borrowings	36,828	35,106	1,722	5%
Long-term borrowings	62,359	63,391	(1,032)	(2)%
Junior subordinated debentures issued to unconsolidated
Subsidiary trust	16,702	16,702	—	—%
Other liabilities	18,197	18,175	22	—%

Total liabilities	1,751,143	1,850,635	(99,492)	(5)%

Shareholders’ equity:
Preferred equity	17,623	17,634	(11)	—%
Common equity and accumulated other
comprehensive loss	155,053	154,123	930	1%

Total shareholders’ equity	172,676	171,757	919	1%

Total liabilities and shareholders’ equity	$1,923,819	$2,022,392	$(98,573)	(5)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Three months ended
	June 30,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$40,638	$42,577	$(1,939)	(5)%
Federal funds sold	24,133	41,932	(17,799)	(42)%
Commercial paper due in less than 90 days	14,982	—	14,982	—%
Investment securities (HTM and AFS)	807,086	769,189	37,897	5%
Loans held for sale	376	28,043	(27,667)	(99)%
Loans	958,012	1,182,283	(224,271)	(19)%
Less: Allowance for loan losses	20,535	35,439	(14,904)	(42)%

Loans, net	937,477	1,146,844	(209,367)	(18)%
Goodwill	37,369	37,369	—	—%
Other assets	88,577	92,456	(3,879)	(4)%

Total assets	$1,950,638	$2,158,410	$(207,772)	(10)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$254,785	$271,337	$(16,552)	(6)%
Savings, money market, and interest-bearing checking	720,231	812,904	(92,673)	(11)%
Certificates of deposit	670,180	749,713	(79,533)	(11)%

Total deposits	1,645,196	1,833,954	(188,758)	(10)%
Short-term borrowings	37,381	32,609	4,772	15%
Long-term borrowings	62,694	76,630	(13,936)	(18)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,008	16,407	601	4%

Total liabilities	1,778,981	1,976,302	(197,321)	(10)%

Shareholders’ equity:
Preferred equity	17,623	17,657	(34)	—%
Common equity and accumulated other
comprehensive loss	154,034	164,451	(10,417)	(6)%

Total shareholders’ equity	171,657	182,108	(10,451)	(6)%

Total liabilities and shareholders’ equity	$1,950,638	$2,158,410	$(207,772)	(10)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Six months ended
	June 30,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$41,339	$42,902	$(1,563)	(4)%
Federal funds sold	20,153	29,364	(9,211)	(31)%
Commercial paper due in less than 90 days	12,144	—	12,144	—%
Investment securities (HTM and AFS)	818,378	765,480	52,898	7%
Loans held for sale	516	15,043	(14,527)	(97)%
Loans	966,741	1,209,702	(242,961)	(20)%
Less: Allowance for loan losses	20,532	37,545	(17,013)	(45)%

Loans, net	946,209	1,172,157	(225,948)	(19)%
Goodwill	37,369	37,369	—	—%
Other assets	88,055	91,390	(3,335)	(4)%

Total assets	$1,964,163	$2,153,705	$(189,542)	(9)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$256,908	$271,330	$(14,422)	(5)%
Savings, money market, and interest-bearing checking	733,322	805,050	(71,728)	(9)%
Certificates of deposit	668,734	750,105	(81,371)	(11)%

Total deposits	1,658,964	1,826,485	(167,521)	(9)%
Short-term borrowings	36,203	32,332	3,871	12%
Long-term borrowings	63,036	78,035	(14,999)	(19)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,170	16,979	191	1%

Total liabilities	1,792,075	1,970,533	(178,458)	(9)%

Shareholders’ equity:
Preferred equity	17,627	17,680	(53)	—%
Common equity and accumulated other
comprehensive loss	154,461	165,492	(11,031)	(7)%

Total shareholders’ equity	172,088	183,172	(11,084)	(6)%

Total liabilities and shareholders’ equity	$1,964,163	$2,153,705	$(189,542)	(9)%